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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
XM Satellite Radio Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XM SATELLITE RADIO HOLDINGS INC.
1500 Eckington Place, N.E.
Washington, DC 20002

February    , 2003

Dear fellow stockholder:

        You are cordially invited to attend a special meeting of stockholders of XM Satellite Radio Holdings Inc. to be held on March    , 2003, at            , local time, at            . At this meeting, you will be asked to consider and approve an amendment to our Restated Certificate of Incorporation to increase to 600 million the number of authorized shares of common stock.

        As you know, we recently closed transactions that have provided us with a total of $475 million of financing, including issuing new convertible notes to investors for cash and deferring various obligations to General Motors by issuing a convertible note, obtaining a credit facility (and issuing a warrant) and obtaining the right to make various payments in common stock rather than cash. Management believes that these transactions played a critical role in funding our company and enabling us to continue operations. We believe that these (and other) transactions have assisted us to achieve full funding of our business plan through cash flow breakeven, allowing us to focus on execution of our business plan rather than our financing needs.

        As described more fully in the attached proxy statement, we currently do not have enough authorized shares of common stock to accommodate all potential issuances of common stock arising from these transactions or to take full advantage of our right to make various payments in common stock rather than cash. Accordingly, we are seeking stockholder approval of a charter amendment to increase the number of authorized shares of common stock. If we do not obtain this approval, we may have to make significant cash payments in lieu of being able to issue shares upon conversion of securities issued in these transactions, would not be able to take advantage of our right to make payments in common stock and would not have shares left for general corporate purposes.

        Your Board of Directors has unanimously approved the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock, and recommends that you vote FOR the amendment. The accompanying proxy statement contains information about the recently completed transactions and the proposed charter amendment. We urge you to read the entire proxy statement carefully.

        Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to vote, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible, even if you plan to attend the meeting. Signing the enclosed proxy card will not prevent you from voting in person if you attend the meeting, but will assure that your vote is counted if you are unable to attend.

        We appreciate your support of XM Satellite Radio Holdings Inc.

                      Sincerely yours,

                      Hugh Panero
                       President and Chief Executive Officer

XM SATELLITE RADIO HOLDINGS INC.
1500 Eckington Place, N.E.
Washington, DC 20002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
March     , 2003

To our stockholders:

        On behalf of the Board of Directors of XM Satellite Radio Holdings Inc., it is my pleasure to invite you to a special meeting of our stockholders. The special meeting will be held on March     , 2003, at            , local time, at                        . The special meeting has been called for the following purposes:

  1.
  to consider and vote upon an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

  2.
  to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on February 3, 2003 will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

                      By Order of the Board of Directors,
                      Gary M. Parsons
                       Chairman of the Board of Directors

Dated: February    , 2003

  YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

XM SATELLITE RADIO HOLDINGS INC.
1500 Eckington Place, N.E.
Washington, DC 20002

Special Meeting of Stockholders
March     , 2003

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of XM Satellite Radio Holdings Inc. for use at our special meeting of stockholders to be held on March     , 2003, at            , local time, at                        . The purpose of the special meeting and the matters to be acted upon are set forth in the accompanying notice of special meeting.

        We will pay the cost of all proxy solicitations. In addition to the solicitation of proxies by use of the mails, officers and other employees of XM Satellite Radio may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. We may also make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

        This proxy statement and the enclosed proxy are first being mailed to our stockholders on or about February    , 2003.

Voting and Revocability of Proxies

        A proxy for use at the special meeting and a return envelope are enclosed. Shares of XM Satellite Radio Holdings Inc.'s Class A common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the special meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted "FOR" approval of each proposal considered at the special meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. We are not aware of any other matters that are likely to be brought before the special meeting. If any other matter is properly presented at the special meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

        A stockholder who has given a proxy may revoke it at any time before its exercise at the special meeting by (1) giving written notice of revocation to our Secretary, (2) properly submitting to us a duly executed proxy bearing a later date or (3) voting in person at the special meeting. Unless revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the meeting of a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attention: Secretary.

Voting Procedure

        All holders of record of our Class A common stock and Series C preferred stock at the close of business on February 3, 2003 will be eligible to vote at the special meeting. Each holder of our Class A common stock is entitled to one vote for each proposal at the special meeting for each share of Class A common stock held by such stockholder and each holder of our Series C preferred stock is entitled to            votes for each proposal at the special meeting for each share of Series C preferred stock held by such stockholder. As of January 28, 2003, there were 97,199,349 shares of Class A common stock and 200,000 shares of Series C preferred stock outstanding.

        The holders of a majority of the voting rights of the shares of Class A common stock and Series C preferred stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum at the special meeting. A quorum must exist for the Company's stockholders to vote on the proposal set forth in this proxy statement. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the special meeting.

        The affirmative vote of a majority of the voting rights of the outstanding shares of Class A common stock and Series C preferred stock, voting together as a single class, the affirmative vote of a majority of the voting rights of the outstanding shares of Class A common stock and the affirmative vote of 60% of the voting rights of the outstanding shares of Series C preferred stock are required to approve the amendment to the Restated Certificate of Incorporation.

        Votes cast in person or by proxy at the special meeting will be tabulated by the inspector of election appointed for the special meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Abstentions will be counted for purposes of determining the shares present or represented at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote against the proposal to approve the amendment to the Restated Certificate of Incorporation.

        Broker-dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules typically include the election of directors and ratification of auditors, and in some cases amendment of stock plans. Broker-dealers may not vote such shares on the proposal set forth in this proxy statement or on other non-routine matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers that have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes are deemed to be shares present but not entitled to vote and will have the same effect as a vote against the proposal to amend the Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
APPROVAL OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
THE AUTHORIZED COMMON STOCK

Background

        On January 23, 2003, our Board of Directors approved a proposal to amend the first paragraph of Article Fourth of our Restated Certificate of Incorporation, subject to stockholder approval, to increase the number of shares of common stock authorized to 615,000,000 shares, of which 600,000,000 shares would be designated Class A common stock and 15,000,000 shares would be designated Class C common stock. Our Restated Certificate of Incorporation currently authorizes a total of 240,000,000 shares of common stock, of which 225,000,000 shares are designated Class A common stock and

15,000,000 are designated Class C common stock. A copy of the proposed amendment to the Restated Certificate of Incorporation can be found in Exhibit A attached hereto. Stockholders should carefully review this proposed amendment to the Restated Certificate of Incorporation and the information below to understand the proposed changes and the reasons for the proposed amendment.

        As of January 28, 2003, 216,960,528 shares of our Class A common stock were issued or reserved for issuance, including shares reserved in connection with the transactions described below, leaving only 8,039,472 authorized but unissued and unreserved shares of Class A common stock. (No shares of our Class C common stock have ever been issued. The Class C common stock is non-voting.)

        On December 21, 2002, we entered into agreements for (1) various transactions with General Motors under which we could finance up to $250 million that we will, or in the future may, owe to General Motors, and (2) a financing involving the issuance of convertible notes and Class A common stock that raised gross proceeds of $225 million from a number of institutional and accredited investors. These transactions, which are described more fully below, closed on January 28, 2003.

        The transactions with General Motors and the financing require us to issue additional shares of Class A common stock upon conversion of the convertible notes, exercise of warrants and (at our option) in payment of interest. For us to be able to issue these shares, we will require additional authorized Class A common stock, some of which (if approved) may be reserved for these purposes. In addition, we believe we will need authorized but unissued shares of Class A common stock for general corporate purposes, including the raising of additional funds by the sale of shares, stock splits, stock dividends, acquisitions and stock option and employee plan issuances.

        However, in order to be able to have or reserve enough shares for issuances in connection with these and have shares available for general corporate purposes, we must amend our Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock. If we are unable to do so, (1) under the terms of our agreement with the new investors, we will have to make cash payments, based on the fair market value of the conversion shares, with respect to any notes that we are unable to convert pursuant to a request for conversion, (2) we will not be able to make any of the interest payments in stock rather than cash, (3) we will not be able to issue Class A common stock upon conversion of the convertible notes or warrants issued to General Motors and (4) we will have a very limited number of authorized but unissued (and unreserved) shares of Class A common stock available for use in raising funds or other corporate purposes, which we believe would restrict our ability to raise funds or undertake other activities requiring the issuance or reservation of additional shares.

        In connection with the transactions with General Motors and the financing, holders of approximately 39,215,407 shares (40.3%) as of the record date of our Class A common stock and 20,000 shares (10%) as of the record date of our Series C preferred stock have agreed to vote in favor of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock.

Proposed or possible issuances of stock in connection with transactions with General Motors

        The agreement with General Motors requires or permits us to issue Class A common stock to General Motors, or its subsidiary OnStar Corporation, upon conversion of convertible notes, upon exercise of warrants or in lieu of certain cash payments otherwise accruing to them under our distribution agreement with OnStar, as follows:

  •
  In lieu of our obligation to make $115 million in guaranteed payments to OnStar under the distribution agreement from 2003 to 2006, we issued to OnStar $89 million in aggregate principal amount of 10% senior secured convertible notes due December 31, 2009. We need additional shares of Class A common stock to reserve for issuance upon conversion of these notes, and would like to have additional shares of Class A common stock available for issuance as payment of interest on these notes.

  •
  We are entitled to finance up to $100 million of payments that may become due to General Motors or OnStar by drawing under the GM senior secured credit facility described below, also maturing in December 2009, if we meet certain financial covenants. In connection with the credit facility, we issued a warrant to General Motors to purchase 10 million shares of Class A common stock as described below. We need additional shares of Class A common stock to reserve for issuance upon exercise of this warrant, and would like to have additional shares of Class A common stock available for issuance as payment of interest on amounts drawn under the credit facility.

  •
  We are able to make up to $35 million in subscriber acquisition payments that we may owe to General Motors in shares of our Class A common stock.

  Shares issuable in connection with OnStar notes

        In lieu of making $114,972,000 of guaranteed payment obligations for 2003 through 2006, we issued to OnStar a 10% senior secured convertible note due December 31, 2009 with a principal amount of $89,042,000. We are a co-obligor on the OnStar note with our subsidiary XM Satellite Radio Inc. ("XM"). Interest on the note, which is due semiannually, is payable, at our option, in cash or shares of Class A common stock having an aggregate fair market value equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due.

        OnStar will be able to convert the note into shares of Class A common stock under a vesting schedule. On or after each date prior to and including December 31, 2006 that we would have been obligated to make scheduled payments to OnStar under our distribution agreement with OnStar, a pro rata portion of the OnStar note corresponding to the scheduled payment will be convertible at the option of OnStar. The conversion price will equal 90% of the fair market value of a share of Class A common stock (calculated as described above) on the date of conversion; provided that the conversion price will be not less than $5 per share nor greater than $10 per share through 2003, not less than $5 per share nor greater than $15 per share through 2004, and not less than $5 per share nor greater than $20 per share thereafter.

  Shares issuable in connection with GM Credit Facility

        GM has provided us with a $100,000,000 senior secured credit facility, maturing in December 2009, that enables us to make monthly draws to finance payments that become due under the OnStar distribution agreement and for other payments to General Motors. We are a co-borrower under this credit facility with XM. The outstanding principal amount of all draws will be due December 31, 2009 and bear interest at the applicable LIBOR rate plus 10%. We will have the option to prepay all draws in whole or in part at any time but will not be able to re-borrow any prepaid amounts. Beginning in 2005, we will be required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full.

        In order to make draws under the credit facility, we will be required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

        We will be able to make interest payments in shares of Class A common stock having an aggregate fair market value at the time of payment equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due. In addition, as consideration for GM entering into the credit facility, we issued to GM a warrant to purchase 10,000,000 shares of Class A common stock at an exercise price equal to $3.18 per share. The GM warrant vested upon issuance and expires after five years.

  Subscriber Acquisition Payments

        Under our distribution agreement with OnStar, we are required make a subscriber acquisition payment to OnStar for each person who becomes and remains an XM subscriber through the purchase of a GM vehicle. We are able to make up to $35 million in such subscriber acquisition payments in shares of our Class A common stock, valued at fair market value at the time of payment.

  Need for additional shares of Class A common stock

        No shares of Class A common stock have been reserved for issuance upon conversion of the convertible notes or upon exercise of the warrant issued to General Motors and OnStar, or for issuance as subscriber acquisition payments or in payment of interest. If the proposed increase in our authorized Class A common stock is approved, we would reserve shares for issuance upon conversion, with the number so reserved to be determined as the notes vest, and we would reserve 10,000,000 shares for issuance upon exercise of this warrant. In addition, we would expect to issue shares in lieu of cash interest payments and as subscriber acquisition payments. Since the number of shares issuable in payment of interest and as subscriber acquisition payments depends upon fair market value at the time of issuance, we cannot currently determine the number of shares that would be issuable if we issued shares in lieu of cash payments at each opportunity. We agreed to seek shareholder approval at our next shareholders meeting to increase the number of authorized shares of Class A common stock in order to be able to reserve enough shares of Class A common stock to issue upon conversion of the OnStar notes, exercise of the GM warrant, as subscriber acquisition payments and as payment of interest on the OnStar notes and under the GM credit facility.

Proposed or possible issuances of stock in connection with transactions with new investors

        On January 28, 2003, we sold $210 million of 10% senior secured discount convertible notes due December 31, 2009 to certain institutional and accredited investors, including some of our current investors. We are a co-obligor on the notes with XM. Interest is payable semiannually and accretes through December 31, 2005, so that at that date, the aggregate accreted value of the notes will be $279.3 million. Beginning June 30, 2006, interest is payable semiannually in arrears in cash or by the issuance of additional notes on the same terms as these notes. If all interest is paid in additional notes, the new financing notes would aggregate $412.6 million when they matured in December 2009. At any time, a holder of notes may convert all or part of the accreted value of its notes at a conversion price of $3.18 per share.

        We may not prepay or redeem the notes. Beginning four years after the issuance of the notes, we will be able to convert all, but not less than all, of the notes at the conversion price if: (i) shares of our Class A common stock have traded on the Nasdaq National Market or a national securities exchange for the previous 30 trading days at 200% of the conversion price, (ii) we have reported earnings before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization greater than $0 for the immediately preceding quarterly period for which we report our financial results, (iii) immediately following such conversion, the aggregate amount of our indebtedness is less than $250 million, and (iv) no shares of Series C preferred stock remain outstanding.

        On January 28, 2003, we also sold 5,555,556 shares of our Class A common stock for a purchase price of $2.70 per share to a private investor.

        In connection with the transactions described above, R. Steven Hicks and Thomas G. Elliott, a designee of American Honda, joined our board. We issued a warrant to Mr. Hicks to purchase 900,000 shares of our Class A common stock at an exercise price of $3.18 per share.

        Under our agreement with the investors in these new convertible notes, 40,000,000 shares of Class A common stock have been reserved for issuance upon conversion of the convertible notes. If the proposed increase in our authorized Class A common stock is approved, we would reserve 26,037,736 additional shares for issuance upon conversion of the notes. We would also reserve 21,790,033 additional shares for issuance upon conversion of the notes as they accrete to their fully accreted value through December 31, 2005. In addition, we would expect to reserve additional shares for issuance upon conversion of any new convertible notes issued in payment of interest on the existing notes. If all interest is paid in additional notes, we would need to reserve an aggregate of 129,761,617 shares for issuance upon conversion of the notes through maturity in December 2009.

        In order to be able to reserve enough shares of Class A common stock to issue upon conversion of the notes issued to new investors, we agreed to seek shareholder approval at our next shareholders meeting to increase the number of authorized shares of Class A common stock. If we do not obtain shareholder approval and do not have enough shares to honor our obligation to convert any of the notes surrendered for conversion, we would be required to pay, upon presentation of notes for conversion from time to time, an amount in cash equal to (1) the difference between the fair market value per share of Class A common stock and the then-effective conversion price for the notes, multiplied by (2) the number of shares of Class A common stock that we are unable to convert as required by the request for conversion. The fair market value of Class A common stock for those purposes would be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day a note is presented for conversion.

Authorization of additional Class A common stock for general corporate purposes

        In addition to the foregoing reasons, the proposed increase in the authorized shares of Class A common stock will enhance our flexibility for possible future actions, including stock splits, stock dividends, acquisitions, financing transactions, stock option and employee plan issuances, and other corporate purposes that may arise. Having this authorized stock available for issuance will allow additional shares of stock to be issued without the expense and delay of a stockholders' meeting. This kind of delay might deny us the flexibility our Board views as important in facilitating the effective use of our securities. Except as described above in this Proposal, we do not have any current commitments, arrangements, understandings or plans with respect to the issuance of the additional shares of our Class A common stock for which shares have not already been reserved, but we believe having this flexibility is important if opportunities arise in the future.

Additional Class A Common Stock

        If this proposal to increase the number of authorized shares of Class A common stock is approved, the additional authorized shares will be part of the existing class and will increase the number of shares available for issuance by us, but will have no effect upon the terms of the class of our Class A common stock or the rights of the holders thereof. When issued, the proposed additional authorized shares will have the same rights and privileges as the shares of Class A common stock currently outstanding. Holders of common stock do not have preemptive rights to purchase these additional shares of Class A common stock. The future issuance of additional shares of authorized but unissued stock on other than a pro rata basis will dilute the ownership of current stockholders.

Principal Stockholders

        The following table presents, as of January 23, 2003 (but giving effect to our issuances of securities on January 28, 2003), information based upon our records and filings with the SEC regarding each person known to us to be the beneficial owner of more than 5% of our Class A common stock:

Beneficial Owners of More Than 5%:	Number of Class A Shares		Percentage of Total Class A Shares	Voting Percentage
General Motors Corporation 100 Renaissance Center 3031 West Grand Boulevard PO Box 100 Detroit, MI 48265-1000	22,304,688	(1)	19.9%	8.1%
American Honda Motor Co., Inc. 565 Fifth Avenue, 29th Floor New York, NY	21,924,660	(2)	18.4%	5.2%
Hughes Electronics Corporation 200 N. Sepulveda Boulevard El Segundo, CA 90245	15,221,301	(3)	14.5%	8.0%
Eastbourne Capital Management, LLC 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	10,027,298	(4)	10.3%	8.2%
AEA XM Investors Inc. AEA XM Investors I LLC AEA XM Investors II LLC AEA XM Investors IA LLC AEA XM Investors IIA LLC 65 E. 55th Street New York, NY 10022	10,100,980	(5)	9.4%	6.3%
Clear Channel Investments, Inc. 200 Concord Plaza, Suite 600 San Antonio, TX 78216	8,329,877		8.6%	6.8%
Madison Dearborn Capital Partners III, L.P. Madison Dearborn Special Equity III, L.P. Special Advisors Fund I, LLC 3 First National Plaza, Suite 3800 Chicago, IL 60602	8,554,376	(6)	8.3%	7.0%
Columbia XM Radio Partners, LLC Columbia XM Satellite Partners III, LLC Columbia Capital Equity Partners II (QP), LP Columbia Capital Equity Partners III (QP), LP 201 North Union Street, Suite 300 Alexandria, VA 22314	7,828,031	(7)	7.6%	4.2%

Black Bear Offshore Master Fund Ltd. c/o CITCO Fund Services (Cayman Islands) Limited Corporate Centre West Bay Road PO. Box 31106-SMB GRAND Cayman, Cayman Islands	6,491,765		6.7%	5.3%
George W. Haywood c/o Cronin & Vris, LLP 380 Madison Avenue 24th Floor New York, New York 10017	5,623,281	(8)	5.7%	4.6%

(1)
Includes 10,786,504 shares issuable upon conversion of Series A convertible preferred stock, 5,393,252 of which are owned by Hughes Electronics, 2,559,865 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends owned by Hughes Electronics, and 7,108,184 shares owned by Hughes Electronics. Excludes 3,144,654 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 owned by Hughes Electronics that will not be exercisable until 61 days after the date of the stockholder meeting to which this proxy statement relates. Under our agreements with General Motors, the convertible notes issued to General Motors are not convertible and the warrant issued to General Motors is not exercisable to the extent General Motors would own more than 19.9% of our Class A common stock. The number of shares issuable upon conversion of convertible notes issued to General Motors (which vest over a four-year period in installments) or that may be issued in lieu of subscriber acquisition payments or as payment of interest cannot be determined at the present time because they depend on fair market values in the future.

(2)
Includes 15,723,270 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 and 6,339,664 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.

(3)
Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 2,559,865 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends. Excludes 3,144,654 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 that will not be exercisable until 61 days after the date of the stockholder meeting to which this proxy statement relates.

(4)
Includes 6,491,765 shares owned by Black Bear Offshore Master Fund Ltd., 3,173,433 shares owned by Black Bear Fund I, L.P., and 362,100 shares owned by Black Bear Fund II, L.L.C., each of which disclaims beneficial ownership of any shares not held directly by such entity. Excludes 1,774,257 shares issuable to Black Bear Fund I, L.P. and 422,327 shares issuable to Black Bear Fund II, L.L.C., in each case upon conversion of 10% senior secured discount convertible notes due 2009 that will not be exercisable until 61 days after the date of the stockholder meeting to which this proxy statement relates.

(5)
Includes 879,187 shares issuable upon conversion of Series C preferred stock and accrued dividends held by AEA XM Investors I LLC, a Delaware limited liability company ("AEA XM I"), 6,800,411 shares issuable upon conversion of Series C preferred stock and accrued dividends held by AEA XM Investors II LLC, a Delaware limited liability company ("AEA XM II"), 263,725 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 held by

  AEA XM Investors IA LLC, a Delaware limited liability company ("AEA XM IA"), and 2,157,659 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 held by AEA XM Investors IIA LLC, a Delaware limited liability company ("AEA XM IIA"). As the general partner of each of XM Investors I LP, a Delaware limited partnership, XM Investors II LP, a Delaware limited partnership, XM Investors IA LP, a Delaware limited partnership and XM Investors IIA LP, a Delaware limited partnership, which are the managing members of AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA, respectively, AEA XM Investors Inc., a Delaware corporation, may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA.

(6)
Includes 6,399,664 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.

(7)
Includes 2,559,865 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends and 2,672,956 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009.

(8)
Excludes 2,201,258 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 that will not be exercisable until 61 days after the date of the stockholder meeting to which this proxy statement relates.

Interests of Certain Persons in the Transactions

        One of our directors, Chester A. Huber, Jr., is President of OnStar Corporation. Pierce J. Roberts, Jr., a member of our board of directors, is a managing director of AEA Investors Inc., certain affiliates of which purchased 10% senior secured discount convertible notes due 2009. Jack Shaw, a member of our board of directors, is Chief Executive Officer of Hughes Electronics Corporation, which purchased 10% senior secured discount convertible notes due 2009. Hughes Electronics is also a subsidiary of General Motors. R. Steven Hicks, who became a director upon the closing of the transactions described above, received a warrant to purchase 900,000 shares of our Class A common stock and is a non-managing member of BayStar Capital, certain affiliates of which purchased 10% senior secured discount convertible notes due 2009. Thomas G. Elliott, who became a director upon the closing of the transactions described above, is Executive Vice President, Automobile Operations of American Honda Motor Co., Inc., which purchased 10% senior secured discount convertible notes due 2009.

        Holders of approximately 39,215,407 shares (40.3%) as of the record date of our Class A common stock and 20,000 shares (10%) as of the record date of our Series C preferred stock have agreed to vote in favor of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock. These holders include affiliates of several of our Board members, including Hughes Electronics Corporation but excluding General Motors, American Honda Motor Co. and AEA Investors.

Approval of the Proposal

        The Board of Directors has considered the advantages and possible disadvantages of this Proposal and has unanimously determined that the adoption of this Proposal is in the best interests of our company and our stockholders.

        The affirmative vote of a majority of the outstanding shares of Class A common stock, the affirmative vote of 60% of the voting rights of the outstanding shares of Series C preferred stock and the affirmative vote of a majority of the voting rights of the outstanding Class A common stock and Series C preferred stock, voting together as a single class, are required to approve the increase of the authorized common stock.

        The Board of Directors recommends that the stockholders of XM Satellite Radio Holdings Inc. vote "FOR" the Proposal to amend the Restated Certificate of Incorporation.

        If this Proposal is approved, we would amend the first paragraph of Article Fourth of our Restated Certificate of Incorporation, as set forth in Exhibit A attached hereto.

OTHER MATTERS

        The Board of Directors does not intend to present to the special meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors
Gary M. Parsons Chairman of the Board of Directors

Dated: February     , 2003

Exhibit A

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
XM SATELLITE RADIO HOLDINGS INC.

        XM Satellite Radio Holdings Inc., (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        FIRST:    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable and in the best interests of the Corporation certain amendments to the Restated Certificate of Incorporation of the Corporation, as set forth below.

        SECOND:    The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

          FOURTH: A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Six Hundred Seventy Five Million (675,000,000), consisting of (i) Sixty Million (60,000,000) shares of Preferred Stock with a par value of $0.01 per share, and (ii) Six Hundred Fifteen Million (615,000,000) shares of Common Stock with a par value of $0.01 per share, of which Six Hundred Million (600,000,000) shares shall be designated "Class A Common Stock" and Fifteen Million (15,000,000) shares shall be designated "Class C Common Stock."

        THIRD:    These amendments to the Restated Certificate of Incorporation of the Corporation were approved at the Corporation's special meeting of stockholders, held on March    , 2003, by the holders of (a) at least a majority of the voting rights of the outstanding shares of Class A common stock and Series C preferred stock of the Corporation, voting together as a single class, (b) at least a majority of the outstanding shares of Class A common stock of the Corporation, and (c) at least 60% of the outstanding shares of Series C preferred stock of the Corporation.

        FOURTH:    These amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, XM Satellite Radio Holdings Inc. has caused this Certificate of Amendment to its Restated Certificate of Incorporation to be executed this    day of March, 2003.

XM SATELLITE RADIO HOLDINGS INC.
By:	Name: Title:

PROXY

XM SATELLITE RADIO HOLDINGS INC.

        1500 Eckington Place, N.E.
Washington, D.C. 20002

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Joseph Titlebaum and Hugh Panero, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Class A common stock of XM Satellite Radio Holdings Inc. held of record by the undersigned on February     , 2003 at the Special Meeting of Stockholders to be held on March     , 2003 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH BELOW.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

[X]	Please mark votes as in this example
		FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
1.	Approve the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock and the number of authorized shares of Class A common stock.
2.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:
Signature:	Date:

QuickLinks

Proxy Solicitation
Voting and Revocability of Proxies
Voting Procedure
PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK
Background
Proposed or possible issuances of stock in connection with transactions with General Motors
Proposed or possible issuances of stock in connection with transactions with new investors
Authorization of additional Class A common stock for general corporate purposes
Additional Class A Common Stock
Principal Stockholders
Interests of Certain Persons in the Transactions
Approval of the Proposal
OTHER MATTERS
  Exhibit A
CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION OF XM SATELLITE RADIO HOLDINGS INC.
PROXY XM SATELLITE RADIO HOLDINGS INC.
SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS